EX-99.23(j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




The Board of Managers of JNL Variable Fund LLC:


We consent to the use of our reports dated February 25, 2008 incorporated herein by reference and to the references to our firm under the headings "FINANCIAL HIGHLIGHTS" in the Prospectus and "INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM" in the Statement of Additional Information.


/s/ KPMG, LLP

Chicago, Illinois
March 26, 2008